Exhibit 99.1

NEWS RELEASE

For Immediate Release

For Further Information Contact:

Stephen M. Merrick	Investor Relations
Executive Vice President	(847) 620-1330
(847) 382-1000

CTI Industries Corporation

Concludes Working Capital Financing

LAKE BARRINGTON, ILLINOIS, July 17, 2012 — CTI Industries Corporation (NASDAQ-CTIB), today announced that, on July 17, 2012, the company completed an enhancement to its senior loan facility with BMO Harris and entered into a $5 million subordinated term loan agreement with BMO Equity. The enhancement to the BMO Harris senior loan facility increases the amount available under the revolving loan facility from $9 million to $12 million and also extends the term of the senior loan facility to July 17, 2017.

The subordinated loan agreement with BMO Equity provides for a $5 million loan to the company for a term of five years and a ten year warrant to be issued to BMO Equity for the purchase of 140,048 shares of common stock of CTI, representing four percent of the outstanding shares of CTI common stock on a fully diluted basis, at the price of One Cent per share. Interest is payable on the outstanding balance of the loan at the rate of 11.5% per annum. The principal amount of the loan is due July 17, 2017 and may be pre-paid at any time subject to prepayment penalties. The loan is subordinated to the senior loan of the company with BMO Harris and is secured by junior security interests in assets of CTI. At the time of maturity of the loan (or prepayment), BMO Equity has the right to put the warrant to CTI at the fair market value of the warrant at the time. BMO Equity also has the right to exercise the warrant at any time during its term.

Stephen M. Merrick, Executive Vice President and Chief Financial Officer of the Company, said, “This enhancement to our senior loan facility and subordinated loan provide up to $8 million in additional working capital to CTI and we believe will be extremely important in providing capital to support our growth. This additional working capital will help to finance increased levels of inventory and receivables and general working capital needs as well as anticipated investments in production equipment and facilities.”

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About CTI. CTI Industries Corporation, based in suburban Chicago, manufactures and distributes consumer storage pouches, devices and systems, novelty foil and latex balloons, and manufactures printed, specialty and laminated films for packaging, consumer and commercial uses. CTI’s common stock is traded on the NASDAQ Stock Market under the symbol CTIB.

This press release may contain forward-looking statements within the meaning of Section 17A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected or implied in the forward-looking statements, which involve a number of risks and uncertainties, including (i) the risks of generating and maintaining sales in a highly competitive market, (ii) the ability of the Company to enter into or maintain contracts or relationships with customers, distributors, licensors and suppliers, (iii) manufacturing risks, as well as other risks and uncertainties reported by the Company in its SEC filings, and such statements should also be considered in conjunction with cautionary statements contained in the Company’s most recent filing with the Securities and Exchange Commission on Form 10-K.

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